Exhibit 99.1
NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. REPORTS THIRD QUARTER RESULTS -
NET INCOME INCREASES 40 PERCENT

$200 MILLION STOCK BUYBACK AUTHORIZED;
SPECIAL DIVIDEND DECLARED ALONG
WITH REGULAR QUARTERLY DIVIDEND
PEMBROKE PINES, Florida, November 17, 2005. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the third quarter of Fiscal 2006, provided guidance for the fourth fiscal quarter and Fiscal 2006 and announced the authorization of a stock buyback, a special dividend and the regular quarterly dividend.
Third Quarter
Results for the third quarter of Fiscal 2006, which ended October 29, 2005, were as follows: Net income increased 40 percent to $38.1 million from $27.2 million during the comparable period in Fiscal 2005, which ended October 30, 2004. On a per share basis, diluted net income during the third quarter of Fiscal 2006 rose 41 percent to $0.38 per share compared to $0.27 per share in Fiscal 2005.
For the third quarter of Fiscal 2006, net sales increased ten percent to $327.3 million, compared with $296.7 million for the same period last year. Comparable store sales for the third quarter of Fiscal 2006 increased nine percent, equal to the nine percent increase in last year’s third fiscal quarter.
Third quarter comparable store sales results were as follows:
•	Claire’s North America: positive high single digits

•	Claire’s International: positive high single digits

•	Icing by Claire’s: positive low teens
Commenting on third quarter results, Co-Chairman and Co-Chief Executive Officer Marla Schaefer said, “Third quarter results were extremely strong. Our back to school and fall merchandise selection was absolutely on target. At the start of the quarter, we faced a possible slowdown in traffic amid widespread predictions that rising fuel costs and declining consumer confidence levels would depress retail sales. Also, we were in the early days of what proved to be the worst storm season in decades. I am absolutely delighted that we overcame all of these challenges and once again delivered record results.”
Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary. “The third quarter of Fiscal 2006 was a particularly exciting time for the Claire’s International business. We delivered our sixth consecutive quarter of positive same store sales growth, five of which included gains that reached mid to high single digit level. I believe these results are attributable to our ongoing efforts to improve our European inventories and to focus on delivering enhanced customer service. We also completed our first quarter of operations in Spain and launched our first stores in the Netherlands. While our operating history in these new markets is brief, I am nevertheless delighted to note that the performance of these stores, in the aggregate, is on plan and quite a few of the stores are actually exceeding our internal projections.”
Year to Date Results
     For the first nine months of Fiscal 2006, revenues grew eight percent to $955.0 million from $883.5 million. Net income increased to $103.3 million or $1.04 per diluted share, from $87.6 million or $0.88 per diluted share in Fiscal 2005, an increase of 18 percent. Comparable store sales increased six percent, compared with an increase of ten percent during the first nine months of Fiscal 2005.
Store Count: End of the Third Fiscal Quarter:

	October 29, 2005	October 30, 2004
Claire’s North America	1,688	1,674
Claire’s Europe	750	716
Icing by Claire’s	443	454
Claire’s Nippon	167	145

Total	3,048	2,989
Business Outlook for the Fourth Quarter and Full Year – Fiscal 2006
Fourth Quarter:
Fourth quarter revenues are estimated to range between $413 and $417 million, an increase of five to six percent over last year’s fourth fiscal quarter. Comparable store sales are projected to rise by four to five percent, following an increase of five percent in the fourth quarter of Fiscal 2005. Projected rates for the growth of revenues reflect the impact of the strengthening of the dollar.
The Company intends to take advantage of the one time opportunity to repatriate foreign earnings at a U.S. tax rate as low as 5.25%. The Board of Directors has approved the repatriation of $95 million. The impact of this transaction will be to increase taxes by approximately $5.0 million, which will result in a $0.05 per share reduction in diluted EPS for the fourth quarter. Before giving effect to the impact of the repatriation, net income is projected to reach $65.5 to $68.0 million, or $0.66 to $0.68 per diluted share, compared to $0.59 per diluted share last year from continuing operations. After giving effect to the impact of the repatriation, under Generally Accepted Accounting Principles (GAAP) net income is projected to reach $60.5 to $63.0 million, or $0.61 to $0.63 per diluted share.
Full Year:
For Fiscal 2006 in its entirety, the Company is projecting that revenues will grow by approximately seven percent to approximately $1.37 billion. Comparable store sales are expected to grow by four to five percent, on top of an eight percent increase for Fiscal 2005. Excluding the effect of the repatriation of foreign earnings, diluted EPS will reach $1.70 to $1.72 per share, versus $1.47 per share last year from continuing operations. After giving effect to the impact of the repatriation, under Generally Accepted Accounting Principles (GAAP) net income is projected to reach $1.65 to $1.67 per diluted share.
Stock Buyback
The Company also reported today that the Board of Directors has approved a stock buyback program in the amount of $200 million. At current prices, this would represent approximately 7% of the Company’s outstanding common shares. Share repurchases will be made on the open market or through privately negotiated transactions at prices considered appropriate by the Company, and will be funded from the Company’s existing cash.
Bonnie Schaefer and Marla Schaefer jointly noted that, “Our large cash position has been a subject of interest to our shareholders for some months now. We made a commitment to examine the issue of how best to deploy that cash to maximize shareholder value. We determined that reinvestment in our business is and will remain our top priority. However, our business is sufficiently strong to fund our growth and also permit us to undertake a stock buyback. We believe this allocation of capital will enable us to provide significant value to our shareholders.”
Special Dividend and Regular Quarterly Dividend
The Board of Directors authorized the payment of a special cash dividend of $0.25 for each share of Common Stock and $0.125 for each share of Class A Common Stock. In addition, the Board of Directors declared the regular quarterly cash dividend of $0.10 per share payable on the Common Stock and $0.05 per share payable on the Class A Common Stock. Payment of both dividends will be made on December 16, 2005 to shareholders of record on December 6, 2005.
Conference Call Information
The Company will host its third quarter conference call on November 17, 2005, at 10:00 a.m. (EST). The call in number is 1-210-795-9101 and the password is “CLAIRES.” A replay will be available through November 25, 2005. The replay number is 203-369-1696 and the password is 25247. The conference call is also being archived until November 25, 2005 on the Company’s corporate website at http://www.clairestores.com, and can be accessed by clicking on the “Conference Calls” link located under “Financial Information”.
Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of October 29, 2005 Claire’s Stores, Inc. operated approximately 2,880 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain and Holland. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 167 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also operates 79 stores in the Middle East and

Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and six stores in South Africa under similar agreements with The House of Busby Limited.
Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Use of Non GAAP Financial Measures
Projected net income after giving effect to the tax repatriation and projected earnings per share after giving effect to the tax repatriation are non-GAAP financial measures relating to certain foreign earnings to be repatriated in Fiscal 2006. These amounts represent key measures used by management to evaluate its operations. Management does not consider the repatriation of foreign earnings to be normal operating items and therefore excludes them from the evaluation of the Company’s operating performance. These amounts should not be considered measures of financial condition or performance in isolation or as an alternative to net income or net income per share as reported in the Company’s Statements of Income in accordance with GAAP, and may not be comparable to similarly titled measures of other companies.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://claires.com.
Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor Relations
Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	October 29, 2005	October 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$359,757,000	$229,260,000
Inventories	147,354,000	144,215,000
Prepaid expenses and other current assets	56,224,000	54,256,000

Total current assets	563,335,000	427,731,000

Property and equipment:
Land and building	18,151,000	18,151,000
Furniture, fixtures and equipment	247,375,000	239,226,000
Leasehold improvements	231,800,000	206,759,000

	497,326,000	464,136,000
Less accumulated depreciation and amortization	(279,775,000)	(261,455,000)

	217,551,000	202,681,000

Intangible assets, net	54,392,000	50,744,000
Other assets	14,363,000	14,312,000
Goodwill	198,977,000	200,456,000

	267,732,000	265,512,000

Total assets	$1,048,618,000	$895,924,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$74,849,000	$60,541,000
Income taxes payable	15,887,000	9,929,000
Accrued expenses	87,827,000	82,642,000

Total current liabilities	178,563,000	153,112,000

Long-term liabilities:
Deferred tax liability	22,094,000	18,611,000
Deferred rent expense	20,966,000	17,730,000

Total long-term liabilities	43,060,000	36,341,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	256,000	257,000
Common stock — par value $0.05 per share	4,713,000	4,692,000
Additional paid-in capital	59,129,000	50,044,000
Unearned compensation expense	(3,027,000)	—
Accumulated other comprehensive income, net of tax	19,409,000	26,106,000
Retained earnings	746,515,000	625,372,000

Total stockholders’ equity	826,995,000	706,471,000

Total liabilities and stockholders’ equity	$1,048,618,000	$895,924,000

CLAIRE’S STORES, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	October 29, 2005		October 30, 2004		October 29, 2004		October 30, 2004
Net sales	$327,259,000	100.0%	$296,702,000	100.0%	$955,009,000	100.0%	$883,516,000	100.0%
Cost of sales, occupancy and buying expenses	151,541,000	46.3%	139,232,000	46.9%	442,084,000	46.3%	406,675,000	46.0%

Gross profit	175,718,000	53.7%	157,470,000	53.1%	512,925,000	53.7%	476,841,000	54.0%

Other expenses (income):
Selling, general and administrative	112,631,000	34.4%	105,823,000	35.7%	334,722,000	35.0%	313,511,000	35.5%
Depreciation and amortization	12,318,000	3.8%	11,439,000	3.9%	36,442,000	3.8%	33,042,000	3.7%
Interest and other income	(3,761,000)	(1.1%)	(1,301,000)	(0.4%)	(8,805,000)	(0.9%)	(3,779,000)	(0.4%)

	121,188,000	37.0%	115,961,000	39.1%	362,359,000	37.9%	342,774,000	38.8%

Income before income taxes	54,530,000	16.7%	41,509,000	14.0%	150,566,000	15.8%	134,067,000	15.2%
Income taxes	16,403,000	5.0%	14,351,000	4.8%	47,279,000	5.0%	46,468,000	5.3%

Net income	$38,127,000	11.7%	$27,158,000	9.2%	$103,287,000	10.8%	$87,599,000	9.9%

Net income per share:

Basic:
Net Income per share	$0.38		$0.27		$1.04		$0.89

Diluted:
Net Income per share	$0.38		$0.27		$1.04		$0.88

Weighted average number of shares outstanding:

Basic	99,140,000		98,935,000		99,063,000		98,923,000

Diluted	99,534,000		99,384,000		99,448,000		99,306,000